Exhibit 99.1

Central Garden & Pet Company Names New Independent Director

WALNUT CREEK, Calif.--(BUSINESS WIRE)--November 2, 2018--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced that it has appointed a new independent director, John Hanson, to the Company’s Board of Directors, effective immediately. The appointment of Mr. Hanson increases Central’s Board from nine to ten directors.

“We are pleased to welcome John to Central’s Board. John’s over 25 years of leadership experience in the Consumer Packaged Goods (CPG) arena make him an invaluable resource for the organization,” said Sonny Pennington, Chairman of the Board of Central Garden & Pet. “He is well-versed on what it takes for a company to grow both organically and through acquisitions, and we look forward to his engagement with the Board and management as we seek to continue to drive long-term revenue and profit growth, all while enhancing shareholder value.”

Mr. Hanson has worked in a number of leadership positions in marketing, sales, and general management over his nearly thirty-year career. He spent four years as President of ConAgra’s Frozen Food division, where he had strategic and operational oversight for the portfolio of brands and grew the business organically and through acquisition from $1.7 billion in annual sales to over $2.5 billion while also increasing profitability. Mr. Hanson was also CEO of Oasis Brands where he led a turnaround and geographic expansion. He is currently a consultant to CPG companies.

Mr. Hanson earned a BBA in Management & Marketing and an MBA in Marketing from the School of Business at the University of Wisconsin-Madison. He currently resides in Scottsdale, Arizona.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP Finance - Investor Relations, FP&A & Corporate Communications